Exhibit 4.12
EXCEPT AS SET FORTH IN THE IMMEDIATELY FOLLOWING SENTENCE WITH RESPECT TO THE “2007 TRC LENDER WARRANTS” (AS DEFINED BELOW), THIS WARRANT (THIS “WARRANT”) AND THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, OF THE ISSUER’S FOURTH AMENDED AND RESTATED STOCKHOLDER AGREEMENT DATED AUGUST 1, 2007 (THE “STOCKHOLDER AGREEMENT”), A COPY OF WHICH WILL BE MADE AVAILABLE UPON REQUEST. IF THIS WARRANT IS A 2007 TRC LENDER WARRANT (AS DEFINED BELOW), ONLY THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE STOCKHOLDER AGREEMENT.
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 11 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE SECURITIES LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.
IN ADDITION, THE FOLLOWING IS INTENDED TO APPLY TO TRADES TO WHICH THE SECURITIES LAWS OR RULES OF ANY PROVINCE OR TERRITORY OF CANADA ARE APPLICABLE: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) AUGUST 20, 2007, AND (ii) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

Issue Date: ,	Number of Shares:
WC-

COMMON STOCK PURCHASE WARRANT
To Purchase Shares of Common Stock, $0.0001 par value, of
TRIDENT RESOURCES CORP.
     THIS CERTIFIES that, for value received the receipt and sufficiency of which is hereby acknowledged,           (together with successors and assigns, the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time and from time to time (subject to the provisions of Sections 1.2 and 1.3 hereof) on or prior to the Termination Date (as defined in Section 1.2 hereof), but not thereafter, to purchase, from TRIDENT RESOURCES CORP., a Delaware corporation (the “Company”), up to a maximum of the number of fully paid and nonassessable shares shown above (subject to adjustment pursuant to Section 10 hereof, the

“Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), at an exercise price per Share equal to the “Exercise Price”, as defined in Section 1.1 below (subject to adjustment pursuant to Section 9 hereof). This Warrant is issued in connection with that certain (i) TRC Subordinated Loan Agreement dated August 20, 2007 (as amended, replaced or otherwise modified from time, the “Loan Agreement”; and the notes issued to evidence the loans made thereunder, the “Notes”) among the Company, Wells Fargo, N.A., as administrative agent, and the other parties thereto and (ii) Amendment and Waiver No. 1 to the Credit Agreement dated August 20, 2007 (the “2006 TRC Facility Amendment”) among the Company, Credit Suisse, Toronto Branch, as administrative agent, and the other parties thereto. All Warrants issued in connection with the Loan Agreement are herein referred to as the “Loan Agreement Warrants” and all Warrants issued in connection with the 2006 TRC Facility Amendment are herein referred to as the “2007 TRC Lender Warrants”.
     1. Exercise of Warrant.
          1.1 Exercisable Amount and Exercise Price. This Warrant shall be exercisable at the option of the Holder at any time, or from time to time, after the Exercise Date (as defined in Section 1.2 hereof), up to the Termination Date for all or any part of the Shares of Common Stock which may be purchased hereunder. The exercise price per Share (the “Exercise Price”) is $0.0001.
          1.2 Exercise Date and Termination Date. This Warrant (a) is not exercisable until January 1, 2008 (the “Exercise Date”), and (b) subject to Section 3, shall terminate on, and shall not be exercisable after, January 1, 2001 (the “Termination Date”).
          1.3 Exercise Procedures. This Warrant may be exercised, subject to compliance with applicable securities laws, by the delivery (including, without limitation, delivery by facsimile) of a duly executed Notice of Exercise (the “Notice of Exercise”) in the form annexed hereto, and as soon as practicable after such date, surrendering:
               (a) this Warrant at the principal office of the Company; and
               (b) except as set forth in Section 1.4, payment of the Exercise Price by cash, wire transfer, check or a combination thereof, at or to the office of the Company, or such other office, agency or account (as applicable) of the Company as it may designate by notice in writing to the Holder at the address set forth below, except that if the Holder is subject to HSR Act Restrictions (as defined in Section 4 below), the Exercise Price shall be paid to the Company within five (5) business days of the termination of all HSR Act Restrictions.
          1.4 Net Exercise. Subject to and in accordance with all applicable laws and regulations, in lieu of exercising this Warrant pursuant to Section 1.3, this Warrant may be exercised by the Holder, in whole or in part, without payment by the Holder of any additional cash consideration, by surrender to the Company, with a Notice of Exercise marked to reflect “Net Issue Exercise,” during normal business hours on any Business Day (as defined in Section 8 hereof). The Company agrees that such Shares shall be deemed to be issued to the Holder as the record holder of such Shares as of the close of business on the date on which this Warrant shall have been surrendered as aforesaid and the Holder shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. Upon such exercise, Holder shall be entitled to receive Shares equal to the number of Shares computed as of the date of surrender of this Warrant to the Company using the following formula:

X =	Y (A-B)
A
Where:

X =	the number of Shares of Common Stock to be issued to the Holder;

Y =	the number of shares of Common Stock issuable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the date of such exercise);

A =	the fair market value of one Share of the Company’s Common Stock (at the date of such exercise); and

B =	the Exercise Price (as adjusted to the date of such exercise).
     For purposes of the above calculation, the fair market value of one Share of Common Stock as of a particular date shall mean:
               (a) if this Warrant is exercised contemporaneously with the closing of the issuance and sale of shares of the Common Stock in the Company’s first underwritten public offering (the “IPO”) pursuant to an effective registration statement under the Act, the fair market value of Common Stock shall mean the price to the public specified in the Company’s final prospectus for the IPO; and
               (b) if this Warrant is exercised other than in connection with the IPO, the fair market value of Common Stock shall mean (x) if Common Stock is listed or traded on a securities exchange or over the counter market, the arithmetic average of the closing price of Common Stock on the principal securities exchange on which such securities are listed or quoted (or the arithmetic average of the closing bid and ask prices, if traded over the counter), over a period of five consecutive Business Days ending on the day on which the current fair market value is to be determined (or if such day is not a Business Day, the Business Day next preceding such day), or (y) if Common Stock is not so listed, as determined in good faith by the Board of Directors of the Company upon a review of relevant factors, including due consideration of the highest price per share which the Company could then obtain from a willing buyer (not a current employee or director of the Company) for such Common Stock sold by the Company, from authorized but unissued shares, provided that if prior to such date the Company has become subject to a merger, acquisition or consolidation pursuant to which the Company is not or will not be the surviving party, the current fair market value of one share of Common Stock shall be deemed to be the value received or to be received by the holders of the shares of such Common Stock for each share of Common Stock pursuant to such merger, acquisition or consolidation.

          Notwithstanding any other provision of this Warrant to the contrary, if the Holder decides to exercise this Warrant while a registration statement is on file with the Securities and Exchange Commission (the “SEC”) in connection with an IPO, this Warrant shall be deemed exercised on the consummation of the IPO and the fair market value of a Share will be the price at which one share of Common Stock was sold to the public in the IPO. If the Holder has elected to exercise this Warrant pursuant to this Section 1.4 while a registration statement is on file with the SEC in connection with an IPO and the IPO is not consummated, then the Holder’s exercise of this Warrant shall not be effective unless the Holder confirms in writing the Holder’s intention to go forward with the exercise of this Warrant.
     2. Issuance of Stock and New Warrant; No Fractional Shares or Scrip. Certificates for the Shares purchased hereunder and, unless this Warrant has been fully exercised, a new Warrant representing the portion of the Shares with respect to which this Warrant shall not then have been exercised shall be delivered to the Holder (i) within 10 days after the date on which this Warrant shall have been exercised as aforesaid or (ii) if applicable, upon receipt by the Company of the Exercise Price if the Holder is subject to the HSR Act Restrictions (as defined in Section 3). The Company covenants and agrees that all Shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant and upon issuance of such Shares, be fully paid and nonassessable and free from all preemptive rights of any stockholder (other than preemptive rights that have been complied with or waived), free of all taxes, liens, security interests, charges and other encumbrances with respect to the issue thereof, other than encumbrances or restrictions arising under the Stockholder Agreement and applicable securities laws, and shall rank pari passu with all shares of Common Stock then issued and outstanding. The Company agrees that the Shares so issued shall be and be deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been exercised as aforesaid. The Company further covenants and agrees to at all times maintain and reserve a sufficient number of authorized but unissued shares of Common Stock to allow for the exercise of this Warrant and, from time to time, will take all steps necessary to amend its Certificate of Incorporation to provide sufficient reserves of Shares of Common Stock issuable upon exercise of this Warrant. The Company shall not close its books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Shares issuable upon exercise of this Warrant is at all times less than or equal to the Exercise Price then in effect. Issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.
     3. HSR Act. The Company hereby acknowledges that exercise of this Warrant by the Holder may subject the Company and/or the Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and that the Holder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act (“HSR Act Restrictions”). If on or before the Termination Date the Holder has sent the Notice of Exercise to Company and the Holder has not been able to complete the exercise of this Warrant prior to the Termination Date because of HSR Act Restrictions, the Holder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the Termination Date.
     4. Charges, Taxes and Expenses. Issuance of certificates for the Shares upon the exercise of this Warrant shall be made, subject to compliance with applicable laws, including, without limitation, applicable securities laws, without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or, subject to compliance with applicable laws, including, without limitation, applicable securities laws, and the consent of the Company (not to be unreasonably withheld, delayed or conditioned), in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and provided further, that upon any such transfer involved in the issuance of any certificates for the Shares in a name other than the name of the Holder, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax or other charge or expense incidental thereto.
     5. No Rights as Stockholders. Except as expressly set forth herein, this Warrant does not entitle the Holder to any rights as a stockholder of the Company prior to the valid exercise hereof.
     6. Registry of Warrant. The Company shall maintain at the office set forth in Section 13.4 below a registry showing the name and address of the Holder. This Warrant may be surrendered for transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
     7. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, upon delivery of an unsecured indemnity from the registered Holder in form and substance reasonably satisfactory to the Company and in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.
     8. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Delaware, State of New York or Province of Alberta, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday (a “Business Day”).
     9. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows.
          9.1 Reclassification or Merger. In case of any recapitalization, reclassification, reorganization or other change of securities of the class issuable upon exercise of this Warrant (other than a change solely in par value or from par value to no par value or vice versa or as a result of a subdivision or combination of Shares or other securities subject to this Warrant), the Company shall duly execute and deliver to the Holder a new Warrant as nearly equivalent as possible to this Warrant; and in case of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company (to the extent that the Common Stock is converted into or exchanged for securities, money or other property), the Company, or such successor or purchasing entity shall (a) duly execute and deliver to the Holder a new Warrant as nearly equivalent as possible to this Warrant or (b) make appropriate written provisions, without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total exercise price not to exceed the amount payable upon the exercise of this Warrant, and in lieu of the Shares or other securities theretofore issuable upon exercise of this Warrant immediately prior to such transaction, the kind and amount of shares of stock, other securities, money and property receivable upon such recapitalization, reclassification, reorganization, change, merger, consolidation or sale by a holder of the number of Shares or other securities then purchasable under this Warrant. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The provisions of this Section 9.1 shall similarly apply to successive recapitalizations, reclassifications, reorganizations, changes, mergers, consolidations, sales or other similar transactions of any kind.
          9.2 Split, Subdivision or Combination of Shares. If the Company, at any time after the date hereof shall split or subdivide its outstanding Shares, the Exercise Price shall be decreased (but in no event below the par value of the Common Stock) in inverse proportion to such split or subdivision, and the number of Shares issuable hereunder shall be increased in direct proportion to such split or subdivision. If the Company at any time after the date hereof shall combine its outstanding shares, the Exercise Price shall be increased in inverse proportion to such combination, and the number of Shares issuable hereunder shall be decreased in direct proportion to such combination. All such increases or decreases referred to in this Section 9.2 shall become effective at the close of business on the date the split, subdivision or combination becomes effective.
          9.3 Adjustments for Dividends in Stock or Other Securities or Property. If, at any time while this Warrant or any portion thereof remains outstanding and unexpired, the holders of the Company’s Common Stock shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, shares of Common Stock, or additional stock or other securities or property (other than cash) of the Company by way of dividend or other distribution, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that the Holder would hold on the date of such exercise had it been the holder of record of the Shares receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such event, retained such shares and/or all other or additional stock or other securities or property that would have been received by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 9.
          9.4 2006 TRC Lender Warrants. In the event that the number of shares of Common Stock issuable upon exercise of the warrants originally issued in connection with the Company’s Credit Agreement dated November 24, 2006, as amended by the 2006 TRC Facility Amendment, among the Company, Credit Suisse, Toronto Branch and the other parties thereto (“2006 TRC Lender Warrants”) are increased pursuant to Section 8.9 of such warrants (“Additional 2006 TRC Lender Warrants”), then the number of Shares of Common Stock issuable upon exercise of all of the Loan Agreement Warrants and the 2007 TRC Lender Warrants (taken together) shall be increased by an amount equal to 0.3794 multiplied by the number of Additional 2006 TRC Lender Warrants, and the number of Shares of Common Stock issuable upon exercise of this Warrant shall automatically be increased pro rata in proportion to the number of Shares of Common Stock issuable upon exercise of all of the Loan Agreement Warrants and the 2007 TRC Lender Warrants. Any reference to Section 8.9 of the 2006 TRC Lender Warrants herein shall be deemed to be a reference to such section, as the same may be amended after the date hereof.
          9.5 Post-Closing Syndication. In the event that in connection with the Syndication Completion Date (as defined in the Loan Agreement), the Company is obligated to repay the advances made under the Loan Agreement in accordance with Section 2.04(b)(ii) of the Loan Agreement, then, concurrent with such repayment, the Holder shall surrender, if and only if this Warrant is a Loan Agreement Warrant, the Warrant to the Company, and the Company shall immediately issue to the Holder a new Loan Agreement Warrant, adjusted to be exercisable for that number of Shares of Common Stock equal to the product of (a) the number of Shares of Common Stock for which this Warrant is then exercisable and (b) a fraction, the numerator of which is the aggregate principal amount of Notes held by such Holder immediately after such repurchase and the denominator of which is the aggregate principal amount of Notes held by such Holder immediately prior to such repurchase. Notwithstanding anything to the contrary contained herein, from the Effective Date until the Syndication Completion Date, the Holder shall not transfer the Loan Agreement Warrant held by it, in whole or in part, to any other person and any such transfer or attempted transfer shall be void ab initio. This Section 9.5 shall not apply to any Holder of 2007 TRC Lender Warrants.
          9.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 9, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of Shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

     10. Transferability of Securities.
          10.1 Compliance with Securities Laws on Transfer. This Warrant and the Shares or other securities issuable upon exercise of this Warrant (collectively the “Securities”) may not be transferred or assigned in whole or in part without compliance with applicable securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require the Holder to provide an opinion of counsel if the transfer is to an Affiliate (as defined in the Stockholder Agreement) of a Holder that is also (i) resident in the United States and (ii) a holder of notes evidencing loans made under the Loan Agreement or the indebtedness underlying the 2006 TRC Facility Amendment, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Each holder of Securities agrees, and will cause any proposed purchaser, assignee, pledgee or transferee of Securities held by such holder to agree, to execute a joinder to the Stockholder Agreement, to the extent such agreement is still then in effect, evidencing such holder’s agreement to be bound by the terms thereof, and no such transfer shall be effective until such joinder has been executed. Subject to the provisions of this Section 10, this Warrant and the Securities are transferable, in whole or in part, to any person or entity upon written notice to the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed, to the Company at office or agency of the Company set forth in Section 13.4, and the payment to the Holder of all transfer taxes and other governmental charges imposed on such transfer. Upon consummation of such transfer the transferee shall thereafter be considered the “Holder” for purposes of this Warrant. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.
          10.2 Restrictive Legend. Each certificate representing the Securities and any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of 9.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):
The legend in the immediately succeeding paragraph would be added in the event the Stockholder Agreement is still in effect at such time:
EXCEPT AS SET FORTH IN THE IMMEDIATELY FOLLOWING SENTENCE WITH RESPECT TO THE “2007 TRC LENDER WARRANTS” (AS DEFINED BELOW), THIS WARRANT (THIS “WARRANT”) AND THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, OF THE ISSUER’S FOURTH AMENDED AND RESTATED STOCKHOLDER AGREEMENT DATED AUGUST 1, 2007 (THE “STOCKHOLDER AGREEMENT”), A COPY OF WHICH WILL BE MADE AVAILABLE UPON REQUEST. IF THIS WARRANT IS A 2007 TRC LENDER WARRANT (AS DEFINED BELOW), ONLY THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE STOCKHOLDER AGREEMENT.
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR

THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 11 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO THE HOLDER AS OF                     , 2007 MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE SECURITIES LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.
IN ADDITION, THE FOLLOWING IS INTENDED TO APPLY TO TRADES TO WHICH THE SECURITIES LAWS OR RULES OF ANY PROVINCE OR TERRITORY OF CANADA ARE APPLICABLE: UNLESS PERMUTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) AUGUST 20, 2007, AND (ii) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.
     Each holder of Restricted Securities and each subsequent transferee (hereinafter collectively referred to as a “Restricted Holder”) consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this Section 10. Securities represented by a certificate bearing the legend set forth in this Section 10 are referred to herein as “Restricted Securities.”
          10.3 Removal of Restrictions on Transfer of Securities. Any legend referred to in Section 10.2 hereof stamped on a certificate evidencing the Securities, and the stock transfer instructions and record notations with respect to the Securities shall be removed, and the Company shall issue a certificate without such legend to the Restricted Holder of the Securities, if the offer and sale of such Securities is registered under the Act, or if such Restricted Holder provides the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that a public sale or transfer of such security may be made without registration under the Act and such Restricted Holder provides the Company with reasonable assurances and customary supporting documentation, including, without limitation, representation letters from the Holder or the Holder’s broker or agent, that such security can be sold without registration under the Act.
     11. Information. Without limiting any other rights that a Holder may have to the extent such Holder is also a holder of Notes or other indebtedness of the Company,
               (a) the Company shall furnish the following information to the Holder: at any time when the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon request of holders and prospective purchasers of the Securities, the Company will promptly furnish or cause to be furnished to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Securities;
               (b) if the Company proposes at any time (i) to declare any dividend or distribution upon any of its capital stock (or any securities convertible into any of its capital stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend); (ii) to effect any redemption, reclassification or recapitalization of its capital stock (including, without limitation preferred stock) (or any securities issuable in connection with its capital stock (including, without limitation preferred stock)), whether as part of the exercise of an associated warrant, or otherwise; or (iii) to effect any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding capital stock of the Company where the holders of the Company’s securities before the transaction beneficially own less than a majority of the outstanding voting securities of the surviving entity after the transaction, then, in connection with each such event, the Company shall give the Holder at least 20 days prior written notice (and in the case such Holder is also an “Initial Lender” under the Loan Agreement, a responsible officer of the Company shall also provide e-mail and telephonic notice (which may include voice mail) to such Holder) of the date in respect of the matters referred to in (i), (ii) or (iii) above, on which (1) a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any and (2) the Company intends to effect a redemption of all or a portion of any of its preferred stock;
               (c) the Company shall provide the Holder with prompt notice upon the receipt by the Company of any notice received by it from one or more holders of the Company’s preferred stock that such holder or holders have elected to cause the Company to redeem the preferred stock held by such holders; and
               (d) the Company shall provide the Holder at any time and from time to time with such information as the Holder may reasonably request for purposes of the Holder’s Compliance with regulatory, accounting and reporting requirements applicable to the Holder.
     12. Representations and Warranties of the Holder. The Holder represents and warrants to the Company as follows:
          12.1 Purchase for Own Account. The Securities will not be acquired with a view to the public resale or distribution within the meaning of the Act.
          12.2 Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of the Securities.
          12.3 Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of issuers like the Company and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities.

          12.4 Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
     13. Miscellaneous.
          13.1 Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been issued and delivered by the Company on the date hereof.
          13.2 Governing Law. This Warrant shall be governed in all respects by the laws of the State of Delaware without regard to choice of laws or conflict of laws provisions thereof.
          13.3 Amendments. This Warrant may only be amended with the written consent of the Company and the Holder.
          13.4 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered if to any Holder, at its address for notices as provided in the Loan Agreement, or at such other address as may be designated by any Holder in a written notice to the Company, if to the Company, at its address at Suite 1000, 444 7th Avenue S.W., Calgary, AB T2P 0X8, Attention: Chief Financial Officer Fax: 403-668-5805, or at such other address or E-mail address as may be designated by the Company in a written notice to the Holders. All such notices and other communications shall, when mailed, telecopied, or E-mailed, be effective when deposited in the mails, transmitted by telecopier or transmitted by E-mail, respectively.
          13.5 Binding Effect on Successors. This Warrant shall be binding upon any entity succeeding the Company by merger or consolidation. All of the covenants and agreements of the Company shall inure to the benefit of the successors and permitted assigns of the Holder.
          13.6 Registration Rights. Contemporaneously with issuance of this Warrant, the Holder is executing two instruments by which the Holder becomes a party to the Company’s two registration rights agreements, both dated as of January 5, 2006, providing for certain rights of the Holder to require that the Company register the Shares issuable upon exercise of this Warrant under applicable laws regarding the public offering and sale of securities. The Company acknowledges that in connection with an assignment of this Warrant or the underlying shares of capital stock meeting the provisions of Section 10.1 hereof, the rights of the Holder pursuant to the Company’s two registration rights agreements, both dated as of January 5, 2006, shall be assigned to such assignee.
          13.7 Right of First Refusal. Contemporaneously with issuance of this Warrant, the Company, TEC and the Holders are executing that certain the Right of First Refusal Agreement dated August 20, 2007 among the Company, Trident Exploration Corp., and the other parties thereto (the “Right of First Refusal Agreement”). The Company acknowledges that in connection with an assignment of this Warrant or the underlying shares of capital stock meeting the provisions of Section 10.1 hereof, the rights of such Holder pursuant to the Right of First Refusal Agreement, shall be assigned to such assignee in the same proportion that such Holder’s rights have been assigned hereunder.

[REMAINDER OF THIS PACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: August___, 2007	TRIDENT RESOURCES CORP.
By:
Name:
Title:

Acknowledged and agreed: [ ]
By:
Name:
Title:

[SIGNATURE PAGE TO 2007 WARRANT]

NOTICE OF EXERCISE
To:  TRIDENT RESOURCES CORP.
□	The undersigned hereby elects to purchase Shares (as defined in the attached Common Stock Purchase Warrant (the “Warrant”)) pursuant to Section 1.3 of the Warrant and herewith makes payment of $ .

The undersigned is delivering contemporaneous with this Notice of Exercise pursuant to Section 1.3 of the Warrant the investment representation letter in the form annexed hereto confirming among other things, that the undersigned is an “accredited investor” as defined in (i) Regulation D promulgated under the Securities Act of 1933, as amended and (ii) National Instrument 45-106 “Prospectus and Registration Exemptions” (for purposes of Alberta, Canada law).

□	NET ISSUE EXERCISE

The undersigned hereby elects to convert percent (___%) of the value of this Warrant pursuant to Section 1.4 of the Warrant.

By:
(Signature)

ASSIGNMENT FORM1
(TO ASSIGN THE FOREGOING WARRANT, EXECUTE
THIS FORM AND SUPPLY REQUIRED INFORMATION,
INCLUDING THE INVESTMENT REPRESENTATION LETTER AND LEGAL
OPINION, IF ANY,
REFERRED TO IN SECTION 10.1 OF THE WARRANT.
DO NOT USE THIS FORM TO PURCHASE SHARES.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to
(Please Print)
whose address is
(Please Print)

Dated:	20

Holder’s Signature:

Holder’s Address:

[1]	In accordance with Section 10.1 of this Warrant, in the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.